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                                                                   EXHIBIT 10.24


                 GENERAL RELEASE, WAIVER AND COVENANT NOT TO SUE

This GENERAL RELEASE, WAIVER AND COVENANT NOT TO SUE ("Agreement"), is made and entered into on this _______ day of _______________, 2000, ("Execution Date") by Bruce M. Zwicker, hereinafter referred to as "you," and Cabot Microelectronics Corporation, hereinafter referred to as "CMC", on behalf of themselves, their heirs, successors and assigns.

WHEREAS, you agree that you are entering into this Agreement voluntarily and have been advised to consult an attorney prior to signing it;

WHEREAS, you agree that the employment, change in control severance protection agreement, cash and other consideration provided pursuant to this Agreement is adequate consideration for the mutual terms, covenants and conditions of it, therefore, the parties do hereby agree as follows:

     1. PURPOSE OF AGREEMENT. The parties have entered into this Agreement to release and to effect a full and final settlement of any and all claims you may have against CMC, including the officers, directors, employees and benefit plans of CMC (collectively "CMC"), and Cabot Corporation as the former parent corporation of CMC, including the officers, directors, employees, and benefit plans of Cabot Corporation (collectively "Cabot Corporation"), including those resulting from, relating to, or based upon your movement to the position of Senior Business Development Specialist, from the position of Vice-President, Sales and Marketing. This settlement includes all claims against CMC and Cabot Corporation (as the former parent corporation of CMC) based upon any cause of action you now have or may have in the future arising from any facts or circumstances existing on or prior to the effective date of this Agreement, including those resulting from, relating to, or based upon your movement to the position of Senior Business Development Specialist, from the position of Vice-President, Sales and Marketing, and including but not limited to claims for personal injury, emotional distress, costs and/or attorney's fees.

     2. DENIAL OF LIABILITY. This Agreement is not to be construed as an admission of liability on the part of any party hereto or to any other party. The parties expressly deny liability for any claims asserted or which could have been asserted against them, and enter into this Agreement for the sole purpose of avoiding litigation with respect to any disputed claims which are or could be asserted.

     3. CONSIDERATION. Upon the Execution of this Agreement and as soon as practical after the expiration of the seven-day revocation period referenced below, CMC will:

     a. Provide you with the position of Senior Business Development Specialist, reporting to Jeremy Jones, Director of New Business Development, at your current salary, with ability to earn future salary increases, bonus and stock option grants commensurate with level of future performance and new position.


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         Assuming compliance with the material standard terms and conditions of employment at CMC, including those related to performance, you will not be employed at a salary less than your salary as of the Execution Date of this Agreement. Your employment with CMC remains "at will", and you agree to continue to comply with the work rules, policies, procedures and standards of conduct that CMC has adopted for the regulation of the general conduct of its employees, as generally known to you or evidenced by the terms of any employee handbook, written memorandums or written policy statements, applying in good faith the same standards as applied to other CMC employees.

     b. Provide you with the Change-in-Control Severance Protection Agreement ("CIC Agreement"), in the form attached hereto and incorporated herein by reference, as Exhibit A;

     c. Provide you with a FY00 Short Term Incentive at thirty-five-percent (35%) of fifty-four-thousand-six-hundred-dollars ($54,600), payable at the time and in the manner CMC FY00 Short Term Incentive is paid to other CMC employees;

     d.  The additional promises provided in this Agreement.

The consideration provided under this Agreement shall constitute full and final settlement and satisfaction of all of your claims, whether for damages or otherwise. No consideration shall be provided to you for any other claims, demands, or causes of action, whether known or unknown, and you agree you will not receive or be eligible for any other consideration in any form. To the extent it is determined that federal or state taxes are due on any part of these proceeds, such taxes and any related penalty or interest charges shall be solely your responsibility.

     4. AGREEMENT IN EVENT OF TERMINATION OF EMPLOYMENT BY YOU OR CMC BETWEEN NOVEMBER __, 2000 TO MARCH 31, 2001. In the event that, other than as a result of, or related or subsequent to, a Change-in-Control as defined in the CIC Agreement, you voluntarily terminate your employment with CMC between the Execution Date of this Agreement and March 31, 2001, or CMC terminates your employment with or without cause between the Execution Date of this Agreement and March 31, 2001, CMC will, subject to your execution of a Second General Release, Settlement, and Covenant Not to Sue ("Second Agreement"):

     a. Pay to you the sum of two years' base salary, less appropriate taxes and deductions, to be paid in twenty-four (24) equal, monthly installments; and,

     b. Amend your Grant Agreement pursuant to the Cabot Microelectronics Corporation 2000 Equity Incentive Plan ("Plan") for Non-Qualified Stock Options with a Grant Date of April 4, 2000 ("Grant Agreement"), to allow the vesting, and your exercise of, those twelve-thousand (12,000) CMC non-qualified stock Options that are


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         scheduled to vest on April 4, 2001, and those twelve-thousand (12,000)
         CMC non-qualified stock Options that are scheduled to vest on April 4, 2002, according to the terms and conditions of the Grant Agreement and the Plan, according to the vesting schedule and dates of April 4, 2001, and April 4, 2002, respectively, and expiring two years from the execution date of the Second Agreement; if you fail to exercise these Options within such time-frame, or violate the terms of the Second Agreement, such Options will be immediately terminated, rescinded, cancelled and become unexercisable immediately. Pursuant to the Grant Agreement and Plan, the Options previously vested will be exercisable only pursuant to the Grant Agreement and Plan. Participation in, and eligibility for, all other CMC and Cabot Corporation benefits, stock option or restricted stock awards, and/or deferred compensation plans, including but not limited to the Short Term Incentive and Long Term Incentive Plans, will be terminated as of your Termination Date;

The amounts and consideration provided for in this Section 4 will be made available to you in the alternative or in lieu of, and not in addition to, any payments or consideration provided under the CIC Agreement. You agree that CMC's obligation to provide you with the amounts and consideration provided for in this Section 4 will be contingent on your reaffirming your commitment to, agreement with, and adherence to the terms of your Cabot Microelectronics Corporation Employee Confidentiality, Intellectual Property and Non-Competition Agreement for Employees in Arizona, Colorado, Illinois, Massachusetts, and Texas signed on September 8, 2000 ("Non-Compete Agreement"), and, among other things, agreement to comply with the terms of section 3 of the Non-Compete Agreement, and refrain from rendering services for a competitor, within two years after the termination of your employment with CMC; you further agree that these terms will be memorialized in the Second Agreement.

     5. AGREEMENT IN EVENT OF TERMINATION OF EMPLOYMENT BY CMC FROM APRIL 1, 2001 TO [NOVEMBER __, 2002]. In the event that CMC terminates your employment without cause after March 31, 2001 but prior to two years from the Execution Date of this Agreement other than as a result of, or related or subsequent to, a Change-in-Control as defined in the CIC Agreement, CMC will, subject to your execution of a Second General Release, Settlement and Covenant Not to Sue ("Second Agreement"):

     a. Pay to you the sum of two years' base salary, less appropriate taxes and deductions, to be paid in twenty-four (24) equal, monthly installments; and,

     b. Amend your Grant Agreement pursuant to the Cabot Microelectronics Corporation 2000 Equity Incentive Plan ("Plan") for Non-Qualified Stock Options with a Grant Date of April 4, 2000 ("Grant Agreement"), to allow the vesting, and your exercise of, those twelve-thousand (12,000) CMC non-qualified stock Options that are scheduled to vest on April 4, 2001, and those twelve-thousand (12,000) CMC non-qualified stock Options that are scheduled to vest on April 4, 2002, according to the terms and conditions of the Grant Agreement and the Plan, according to the vesting


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         schedule and dates of April 4, 2001, and April 4, 2002, respectively, and expiring two years from the execution date of the Second Agreement; if you fail to exercise these Options within such time-frame, or violate the terms of the Second Agreement, such Options will be immediately terminated, rescinded, cancelled and become unexercisable immediately. Pursuant to the Grant Agreement and Plan, the Options previously vested will be exercisable only pursuant to the Grant Agreement and Plan. Participation in, and eligibility for, all other CMC and Cabot Corporation benefits, stock option or restricted stock awards, and/or deferred compensation plans, including but not limited to the Short Term Incentive and Long Term Incentive Plans, will be terminated as of your Termination Date;

The amounts and consideration provided for in this Section 5 will be made available to you in the alternative or in lieu of, and not in addition to, any payments or consideration provided under the CIC Agreement. If you resign from CMC, or CMC terminates you for cause, then you will not be eligible for the amounts and consideration provided for in this Section 5. You agree that CMC's obligation to provide you with the amounts and consideration provided for in this Section 5 will be contingent on your reaffirming your commitment to, agreement with, and adherence to the terms of your Cabot Microelectronics Corporation Employee Confidentiality, Intellectual Property and Non-Competition Agreement for Employees in Arizona, Colorado, Illinois, Massachusetts, and Texas signed on September 8, 2000 ("Non-Compete Agreement"), and, among other things, agreement to comply with the terms of section 3 of the Non-Compete Agreement, and refrain from rendering services for a competitor, within two years after the termination of your employment with CMC; you further agree that these terms will be memorialized in the Second Agreement.

     6. RELEASE BY YOU. In consideration of this Agreement, you, for yourself and on behalf of your heirs, executor, administrator, successors and assigns, (hereinafter in this paragraph referred to as the "Releasors"), hereby release, acquit, and forever discharge CMC and Cabot Corporation, and their respective officers, employees, directors and benefits plans (hereafter in this Agreement referred to as the "Releasees"), of and from any and all actions, causes of action, claims, demands, rights, damages, costs, expenses, and liabilities of any nature whatsoever (including indemnity), whether now or heretofore known or unknown, accrued or unaccrued, or alleged or not alleged, including but not limited to those which are based upon, exist on account of, or in any way arise out of:

     (a) Any and all acts, omissions or activities of the above-named Releasees occurring on or prior to the date of this Agreement, including those in any way connected, directly or indirectly, with your employment, and the claims defined in subparagraph (b), below;

     (b) Any and all claims alleged or to be alleged, including but not limited to claims under the Age Discrimination in Employment Act, 29 U.S.C. ss. 621, et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C.ss. 2000e, et seq., the Illinois Human Rights


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         Act, 735 ILCS 5/1-101, et seq., and any other claims arising under laws pertaining to breach of contract, wrongful discharge or any other federal, state or local laws relating in any way to employment, and claims of any of the parties against any Releasees based upon any cause of action they now have or may have in the future arising from any facts or circumstances existing on or prior to the effective date of this Agreement, including but not limited to all claims for costs or attorney's fees.

This Release shall not apply to claims, demands, actions or causes of action arising out of the performance or non-performance by any person of any term, covenant or condition of this Agreement.

You affirm and acknowledge that: 1) you have been advised by CMC to consult with an attorney about the terms of this Agreement before signing it; 2) you have been given a reasonable period of time to consider this Agreement and to decide whether to sign it; 3) you have read and understand this Agreement; and 4) you voluntarily enter into and execute it of your own free will with full knowledge of it terms and conditions.

     7. ENFORCEMENT OF SETTLEMENT AGREEMENT. In any action brought to enforce or rescind this Agreement, the District Court for the Northern District of Illinois, Eastern Division, shall have jurisdiction and venue with respect to each party hereto. This Agreement may be pleaded as a full and complete defense and may be used as the basis for an injunction against any action at law or proceeding at equity, or any private or public judicial or non-judicial proceeding instituted, prosecuted, maintained or continued in breach hereof. You agree and affirm that you have not and will never institute, maintain or participate in, or in any way aid in the institution or prosecution of, any claim, action or proceeding of any kind against CMC or Cabot Corporation or the other Releasees, including but not limited to, claims related to your employment with CMC or Cabot Corporation or the termination of that employment. If you violate this Agreement by suing CMC or Cabot Corporation or the other Releasees, you agree that you will pay all costs and expenses of defending against the suit incurred by CMC or Cabot Corporation or the other Releasees, including reasonable attorneys' fees, and all further costs and fees, including attorneys' fees, incurred in connection with collection.

     8. RIGHT TO REVOKE. You have at least twenty-one (21) days (UNTIL DECEMBER 11, 2000), within which to consider this Agreement, however, you may execute this Agreement before that time, and you certify, by such execution, that you knowingly and voluntarily waived the right to the full 21 days with no pressure by CMC to do so. If you do not execute this Agreement by December 11, 2000, the end of the 21 day period, you will not be eligible for the consideration specified in this Agreement. Also, you may revoke this Agreement within seven days of its Execution Date by sending written notice to J. Michael Jenkins, Vice President of Human Resources of CMC. If you revoke this Agreement or fail to execute it, you will not receive the consideration specified herein. Your removal from your position as Vice President, Sales and Marketing, is and will be unaffected by any revocation of, or failure to execute, this Agreement by you.


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     9. ATTORNEYS' FEES. In any action brought to enforce or rescind this
Agreement or any document required hereby, the prevailing party shall be entitled to the recovery of a reasonable attorneys' fee and reasonably incurred costs of litigation.

     10. CONSTRUCTION OF AGREEMENT AND RELATED DOCUMENTS. This Agreement and the documents required hereby shall be construed in accordance with the laws of the State of Illinois.

     11. INTEGRATION. This Agreement signed by the parties hereto, constitute the final written expression of the parties and is a complete and exclusive statement of those terms and conditions. Each of the parties acknowledges that no representations or promises not expressly contained in this Agreement and the documents required hereby have been made by any party or by the agents or representatives of any party.

     12. NO DISPARAGEMENT. You agree not to make disparaging, malicious, or otherwise negative comments about CMC, Cabot Corporation, and/or its or their personnel, officers, directors, products, services, practices or policies. CMC agrees that its comments relating to your assuming your position as Senior Business Development Specialist will relate to our asking you to focus on new areas of importance to CMC; you agree that your comments relating to your assuming your new position will be similarly limited.

     13. CONFIDENTIAL/PROPRIETARY INFORMATION. You agree to maintain all CMC proprietary/confidential information and personal and intellectual property of CMC and/or Cabot Corporation as such, and to not disclose to any third party or use CMC's or Cabot Corporation's proprietary/confidential information. You affirm and agree that your obligations pursuant to the Cabot Microelectronics Corporation Employee Confidentiality, Intellectual Property and Non-Competition Agreement for Employees in Arizona, Colorado, Illinois, Massachusetts, and Texas signed on September 8, 2000 ("Non-Compete Agreement"), including but not limited to those to protect all CMC proprietary/confidential information from disclosure and use, and to uphold your non-compete/non-solicit obligations in section 3 of the Non-Compete Agreement, and the Non-Compete Agreement itself remain in full force and effect independent from your obligations under this Agreement, but that to the extent necessary the consideration stated in Section 3 of this Agreement also constitutes additional consideration for your obligations under the Non-Compete Agreement, which are restated, affirmed by you, and incorporated into this Agreement by reference.

     14. RESIGNATION AS OFFICER. You agree to resign your position as an Officer of CMC (Vice President of Sales and Marketing), effective as of your Termination Date, by written notice to the Board of Directors of CMC, in the form and at the time designated by CMC.


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     15. CONFIDENTIALITY. The parties agree that, except for disclosures specifically required by law or specifically required to enforce any of the terms of this Agreement or the documents required thereby, the terms and conditions of this Agreement as well as the payment terms and amount of the settlement as set forth herein shall not be disclosed to nor discussed in any manner, including oral, written, electronic, digital or otherwise, with any person not a party to this Agreement other than your spouse or your attorneys or tax return preparers, each of whom must themselves respect the confidentiality hereof. In addition, neither you nor your spouse, or any other party shall make any statement of any kind, i.e., oral, written, electronic, digital or otherwise, to the public or news media with respect to the substance or conclusion of your employment with CMC and this Agreement.

     16. COUNTERPART ORIGINALS. This Agreement may be executed in multiple counterpart originals and shall have the same force and effect as if all signatures appeared on the same original.

     17. FURTHER DOCUMENTATION. To the extent applicable, the parties shall execute such other and further documents as may be reasonably necessary to carry out the terms and conditions of this Agreement.

     18. SEVERABILITY. It is the intent of the parties that each and every provision in this Agreement be enforced. To the extent any provision is held unenforceable, such unenforceability shall not render the remaining terms hereof unenforceable.

     IN WITNESS WHEREOF, the parties hereto have executed counterpart originals of this Agreement as of the date entered above.


                                        CABOT MICROELECTRONICS CORPORATION:

BY:                                     BY:
   ------------------------------------   -------------------------------------
BRUCE M. ZWICKER                          Matthew Neville
                                          President and Chief Executive Officer


   THIS AGREEMENT INCLUDES A RELEASE OF ALL CLAIMS, WHETHER KNOWN OR UNKNOWN,
      INCLUDING ANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. YOU ARE
               ADVISED TO CONSULT AN ATTORNEY PRIOR TO SIGNING IT.


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